NEWS
www.emrise.com

CONTACT:

DresnerAllenCaron

Rene Caron (investors)

(949) 474-4300

rcaron@dresnerallencaron.com

EMRISE CORPORATION PROVIDES ADDITIONAL UPDATE ON STATUS

OF PREVIOUSLY ANNOUNCED PLAN OF DISSOLUTION

WOODBRIDGE, NJ – November 16, 2015 – EMRISE CORPORATION (formerly traded on OTCQB under the symbol EMRI) (“EMRISE” or the “Company”), today provided its stockholders with an additional update on the status of its previously announced voluntary Plan of Dissolution (the “Plan”) that was approved by its stockholders at a special meeting of stockholders held on June 25, 2015.

Details of the Company’s sale of its Electronic Devices business unit, which constituted substantially all of its assets (the “Transaction”), to an affiliate of Data Device Corporation, and of the Plan are contained in the Company’s Definitive Proxy Statement mailed to EMRISE stockholders on May 11, 2015, its news release issued on June 30, 2015, its Form 8-K filed with the Securities and Exchange Commission on July 1, 2015, and a news release disseminated on August 26, 2015.

As previously disclosed, the Company filed its Certificate of Dissolution with the Delaware Secretary of State on July 1, 2015. On that date, EMRISE ceased its business activities, except as necessary, appropriate or desirable to dispose of its remaining assets, which includes CXR Anderson-Jacobson (“CXR-AJ”), its Communications Equipment business unit in France.

With respect to CXR-AJ, EMRISE is actively pursuing all strategic alternatives for CXR-AJ and is currently in discussions with parties concerning the sale of that business unit. EMRISE intends to continue operating CXR-AJ in the ordinary course of business until it is able to complete a transaction that it and its advisors believe will maximize stockholder value. However, there can be no assurance as to the time it will take to complete such a transaction, if any.

Revised Initial Liquidation Distribution to Stockholders

The Company has determined to increase its reserve to satisfy and discharge all known, potential, or contingent debts, obligations, and liabilities of the Company by approximately $3.6 million to cover additional liabilities in the event CXR-AJ is not sold. This increase in its reserve will have the effect of reducing the previously anticipated initial liquidation distribution to EMRISE stockholders from a range of $0.95 to $1.00 per share to $0.75 per share. The Company intends to make this initial distribution of $0.75 per share to stockholders of record as of the close of business on July 1, 2015, on or about December 1, 2015.

Revised Reserve and Subsequent Distributions

It is the Company’s expectation that if a sale of CXR-AJ can be completed in the near term, the Company will make another distribution to stockholders in an amount, that when added to the initial distribution, will result in stockholders receiving at least $0.95 to $1.00 per share. Immediately after the initial distribution, the size of the Company’s reserve will be approximately $6.8 million, of which approximately $3.2 million is expected to be used to pay all liabilities known to the Company as of the date of this press release.

At this time, EMRISE cannot determine when, or if, it will be able to make any subsequent distributions to its stockholders or the exact amount of any such distribution. Those determinations depend on a variety of factors, including, but not limited to, the timely completion of the sale of CXR-AJ and the amount of proceeds from such sale, if any; the amount EMRISE will be required to pay to satisfy unknown or contingent liabilities in the future; the cost of operating its business through the date of the final dissolution; inaccuracies in the cost estimates to resolve currently known liabilities; general business and economic conditions; and other matters.

EMRISE intends to make regular public announcements to provide its stockholders ongoing updates on the status of the Plan and subsequent distributions, if any.

The Company’s Paying Agent

EMRISE also announced today that it recently appointed VStock Transfer, LLC of Woodmere, NY to serve as the Company’s paying agent for the duration of the Plan. VStock Transfer will be responsible for distributing the checks for the distributions of funds to stockholders of record as of the close of business on July 1, 2015. They are also available to assist the Company’s stockholders in updating stockholder records with address changes, name changes, changes resulting from the inheritance of shares of EMRISE stock and other similar matters. In all such cases, stockholders will need to provide proper documentation in order for VStock Transfer to amend its records, which will need to occur prior to the initial distribution date.

Below is the contact information for VStock Transfer:

Allison Niccolls

Director of Operations

VStock Transfer, LLC

18 Lafayette Place

Woodmere, New York 11598

Phone: (212) 828-8436 Ext. 103

Facsimile: (646) 536-3179

www.VStockTransfer.com

Posting of FAQs to the EMRISE Website

To provide stockholders with answers to a number of the most frequently asked questions, EMRISE has prepared a list of those questions and recently posted them on the home page of the Company’s website at www.emrise.com.

Only holders of record of the Company’s common stock as of the close of business on July 1, 2015 will be eligible to receive distributions of funds from the sale of the Company’s assets, in connection with the Company’s dissolution.

FOR A DETAILED DESCRIPTION OF THE PLAN AND THE MATTERS RELATING TO IT, STOCKHOLDERS ARE ENCOURAGED TO READ CAREFULLY THE COMPANY’S NEWS RELEASE DATED JUNE 30, 2015, ITS FORM 8K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 1, 2015, AND THE PROXY STATEMENT IT MAILED TO STOCKHOLDERS BEGINNING MAY 11, 2015.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of EMRISE regarding the Transaction and the dissolution and liquidation of the Company, the liabilities of EMRISE, the net proceeds anticipated to be available for distribution to the Company’s stockholders, the distribution of funds to stockholders and other matters, all of which are based on information currently available to the Company’s management as well as management’s assumptions and beliefs, are forward-looking statements (“forward-looking statements”) within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For this purpose, any such statements that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company’s expectations, beliefs, or intentions that are signified by terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions. Such forward-looking statements reflect the Company’s current views with respect to future events, based on what the Company believes are reasonable assumptions; however, such statements are subject to certain risks and uncertainties. Certain of these risks and uncertainties are described in greater detail in EMRISE’s filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or review any forward-looking statements or information, whether as a result of new information, future events or otherwise. The Company undertakes no obligation to comment on analyses, expectations or statements made by third-parties in respect of the Company, the Transaction or the Company’s dissolution and related transactions pursuant to the Plan.

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